EXHIBIT 14(a)(1)(i)

[CRIIMI MAE LOGO]

                        ANNUAL STATEMENT AS TO COMPLIANCE

                              OFFICER'S CERTIFICATE

Re:     Mortgage Capital Funding, Inc.
        Multifamily/Commercial Mortgage Pass-Through Certificates
        Series 1998-MC2 (the "Trust")

As an authorized officer of CRIIMI MAE Services Limited Partnership, Master Servicer and Special Servicer for the Trust, and pursuant to the requirements of
Section 3.14 of that certain Pooling and Servicing Agreement (PSA), dated as of June 1, 1998. I hereby certify that (i) a review of the Master Servicer's and Special Servicer's performance of its obligations under the (PSA) for the period of June 1, 1998, through October 30, 1998, has been made under my supervision; and (ii) to the best of my knowledge, based upon such review, the Master Servicer and Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE SERVICES LIMITED PARTNERSHIP, solely as authorized agent

By:     CRIIMI MAE Services, Inc.
        its general partner


        /s/ Maribeth Stahl
        -------------------------
        By: Maribeth Stahl
            Vice President

Date:  March 12, 1999


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